CDI Corp. Reports First Quarter 2007 Net Earnings Increase by Over 72% and
                               Announces Dividend

    PHILADELPHIA, April 26 /PRNewswire-FirstCall/ -- CDI Corp. (NYSE: CDI) today reported earnings for the first quarter ended March 31, 2007 and announced a quarterly cash dividend.
    For the quarter ended March 31, 2007, the company reported net earnings of $8.5 million, or $0.42 per diluted share, on revenue of $331.9 million. Total first quarter revenue increased by 8.0% compared to $307.3 million for the first quarter of 2006, and net earnings increased 72.6% compared to $4.9 million in the year-ago quarter. First quarter results were favorably affected by a $1.6 million pre-tax reversal of a legal accrual due to the company's successful appeal of a 2004 lawsuit judgment against the company. When adjusted for this reversal, the net earnings increase on a year-over-year basis would have been approximately 52% (see attached table for reconciliation).
    The company also announced a quarterly dividend of $0.11 per share to be paid on May 24, 2007 to all shareholders of record as of May 10, 2007.
    "Continuing strong spending by clients in most of our key vertical industries and in the U.K. infrastructure marketplace produced solid revenue and profit gains," said President and Chief Executive Officer Roger H. Ballou. "We also saw generally positive trends within the contract and permanent placement hiring environment as clients continue to add technical, professional and managerial talent to support growth in their firms.
    "We are pleased that our strategic focus on providing higher-margin, longer-cycle services is producing solid results. Both our professional services revenue, consisting of permanent placement and franchise-related revenue, and our project outsourcing revenue, consisting of knowledge-intensive engineering and IT outsourcing, is contributing to continued improvement in gross profit margin on a year-over-year basis."

    Business Segment Discussion
    As noted in the fourth quarter 2006 earnings press release, CDI will now report on five business segments reflecting the new operating structure in place effective January 1, 2007. Under the new structure, CDI will now report two new business segments: "CDI Engineering Solutions" and "CDI IT Solutions". CDI Engineering Solutions is comprised of the Process & Industrial, Aerospace, Government Services and Life Sciences verticals while CDI IT Solutions is comprised primarily of the former IT Services vertical.
    The Engineering Solutions segment reported an 8.3% gain in first quarter revenue compared to the prior year quarter. Continued strong demand driven by capital spending drove new account and new project wins. Additionally, some pricing leverage was realized in high labor demand sectors. Operating profit, on a year-over-year basis, increased significantly due to the growth in revenue and to the aforementioned successful legal appeal. Operating profits were partially offset by approximately $0.6 million in start-up costs associated with two previously-announced major account wins.
    Revenue in the IT Solutions segment increased moderately by 1.6% compared to the year-ago quarter as our previously-announced account win reflected a higher run rate in 2007 versus its lower run rate in the first quarter 2006. This was partially offset by the closing of certain lower-performing offices. When compared to the first quarter of 2006, operating profit increased primarily due to effective cost controls.
    U.K.-based AndersElite first quarter revenue increased 26.8% versus the prior year (or 13.0% on a constant currency basis) driven by continued strength in the U.K. and Australia construction and infrastructure marketplaces. On a constant currency basis, operating profit doubled compared to the first quarter of 2006, driven by gains in recruiter productivity, growth in higher-margin permanent placement revenue, and expansion in Australian offices.

    Todays Staffing revenue for the first quarter declined by 3.6% compared to the year-ago quarter reflecting continued softness in temporary staffing demand. There was, however, better-than-anticipated sequential revenue growth in the first quarter. Despite the decline in revenue, operating profit, on a year-over-year basis, was relatively flat reflecting continued effective cost control activities.
    Management Recruiters International, Inc.'s (MRI) first quarter revenue increased by 2.7% versus the prior-year quarter with growth in contract revenue, somewhat offset by a decline in royalties due to the previously-announced sale of an international master license in April 2006. Operating profit was essentially flat compared to the year-ago quarter.

    Corporate Summary
    Corporate overhead costs were down slightly when compared to the first quarter of 2006. This reflects decreases in legal and compliance spending somewhat offset by higher spending to recruit talent in the financial area and higher stock compensation costs.
    "CDI ended the quarter with approximately $36.6 million in cash and cash equivalents compared to a year-end total of $33.6 million," said Ballou. "We remain confident that our cash generative business model and our current cash balance are sufficient to support revenue growth, capital spending and dividends. Additionally, we continue to have significant debt capacity to support potential acquisitions."

    Business Outlook
    "We continue to see strength in capital spending plans by many of our clients and we are beginning to see significant opportunities develop in new markets such as alternative fuels. We have, however, also seen a recent downtick in demand in the IT Solutions segment. Based on all of these factors, we could produce year-over-year revenue growth of 7% to 9% for both the second quarter and the full year. Additionally, we should be able to generate low to mid-teen variable contribution margins on this incremental revenue for the second quarter and the full year."

    Financial Tables Follow

    Conference Call/Webcast
    CDI Corp. will conduct a conference call at 11 a.m. (ET) today to discuss this announcement. The conference call will be broadcast live over the Internet and can be accessed by any interested party at http://www.cdicorp.com. An online replay will be available at http://www.cdicorp.com for 14 days after the call.

    Company Information

    Headquartered in Philadelphia, CDI Corp. (NYSE: CDI) is a leading provider of engineering & information technology outsourcing solutions and professional staffing. Its operating units include CDI Engineering Solutions, CDI IT Solutions, CDI AndersElite Limited, Todays Staffing, Inc. and Management Recruiters International, Inc. Visit CDI at http://www.cdicorp.com.

    Caution Concerning Forward-Looking Statements
    This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that address expectations or projections about the future, including statements about our strategy for growth, expected expenditures and future financial results, are forward-looking statements. Some of the forward-looking statements can be identified by words like "anticipates," "believes," "expects," "may," "will," "could," "intends," "plans," "estimates," and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions that are difficult to predict. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to: changes in general economic conditions and levels of capital spending by customers in the industries that we serve; the impact of a potential reduction in demand in our IT Solutions segment; possible inaccurate assumptions or forecasts regarding the bill rate, profit margin and duration of assignment applicable to billable personnel (and regarding the utilization rate of billable personnel in our project business); competitive market pressures; the availability and cost of qualified labor; changes in customers' attitudes towards outsourcing; our level of success in attracting, training, and retaining qualified management personnel and other staff employees; the ability to pass on to customers increases in costs (such as those relating to workers' compensation, unemployment insurance, medical insurance coverage or other costs which may arise from regulatory requirements); our performance on customer contracts; the possibility of incurring liability for our activities, including the activities of our temporary employees; adverse consequences arising out of the U.K. Office of Fair Trading investigation; and government policies or judicial decisions adverse to the staffing industry. More detailed information about some of these risks and uncertainties may be found in our filings with the SEC, particularly in the "Risk Factors" section of our Form 10-K's and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of our Form 10-K's and Form 10-Q's. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We assume no obligation to update such statements, whether as a result of new information, future events or otherwise.

                       Consolidated Statements of Earnings
                                    Unaudited
                      (in thousands, except per share data)


                                                For the three months ended
                                                March 31,        December 31,
                                             2007        2006        2006


    Revenues                                $331,941    $307,331    $321,026

    Cost of services                         255,147     236,760     244,267

    Gross profit                              76,794      70,571      76,759

    Operating and administrative expenses     63,723      62,737      66,232

    Operating profit                          13,071       7,834      10,527

    Other income, net                            435         163           4

    Earnings before income taxes              13,506       7,997      10,531

    Income tax expense                         5,038       3,091       3,730

    Net earnings                            $  8,468    $  4,906    $  6,801

    Diluted earnings per share              $   0.42    $   0.25    $   0.34

    Diluted number of shares (000)            20,162      20,009      20,121



                                                   March 31,      December 31,
                                               2007        2006       2006

    Selected Balance Sheet Data:
    Cash and cash equivalents               $ 36,566    $ 20,684    $ 33,551

    Accounts receivable, net                $268,437    $246,545    $243,586

    Current assets                          $318,337    $282,108    $290,684

    Total assets                            $440,195    $401,703    $413,119

    Current liabilities                     $121,738    $116,442    $104,746

    Shareholders' equity                    $308,771    $276,097    $299,332


                                                For the three months ended
                                                  March 31,      December 31,
                                              2007        2006        2006

    Selected Cash Flow Data:
    Depreciation expense                     $2,747      $2,510      $2,788

    Capital expenditures                     $2,219      $3,071      $4,720

    Dividends paid                           $2,212      $2,184      $2,200


     Free cash flow for the quarter ended March 31, 2007 is shown below:

          Net cash provided by operating
           activities                        $2,612
          Less: capital expenditures         (2,219)
          Less: dividends paid               (2,212)

    Free cash flow for the quarter ended
     March 31, 2007                         $(1,819)

                                             For the three months ended
                                                March 31,       December 31,
                                             2007        2006        2006

    Selected Earnings and Other Financial
     Data:
    Revenues                                $331,941    $307,331    $321,026

    Gross profit                            $ 76,794    $ 70,571    $ 76,759

    Gross profit margin                         23.1%       23.0%       23.9%

    Operating and administrative expenses
     as a percentage of revenue                 19.2%       20.4%       20.6%

    Corporate expenses                      $  4,741    $  5,024    $  4,030
    Corporate expenses as a percentage of
     revenue                                     1.4%        1.6%        1.3%

    Operating profit margin                      3.9%        2.5%        3.3%

    Effective income tax rate                   37.3%       38.7%       35.4%

    After-tax return on shareholders'
     equity (a)                                  9.2%        6.0%        8.2%

    Pre-tax return on net assets (b)            15.9%       10.9%       14.1%

    Variable contribution margin (c)            21.3%       10.4%       18.4%



                                               For the three months ended
                                                   March 31,
                                               2007        2006    Increase
    Reconciliation to adjusted
     earnings:(1)
    Net earnings, as reported                 $8,468      $4,906       72.6%
    Deduct: 2007 first quarter adjustment
     - net of tax                             (1,003)

    Net earnings, as adjusted                 $7,465      $4,906       52.2%

    (1) The table above puts CDI's first quarter results of operations on a more comparable basis by eliminating the after-tax effect of the lawsuit reversal of $1.6 million in 2007.

                                              For the three months ended
                                                March 31,        December 31,
                                              2007        2006        2006
    Selected Segment Data:
    Engineering Solutions (d)
    Revenues                                $150,969    $139,388    $140,624
    Gross profit                              29,992      27,388      28,618
    Gross profit margin                         19.9%       19.6%       20.4%

    Operating profit                           9,628       7,622       6,164
    Operating profit margin                      6.4%        5.5%        4.4%

    IT Solutions (d)
    Revenues                                $ 65,177    $ 64,159     $68,279
    Gross profit                              12,045      12,180      12,622
    Gross profit margin                         18.5%       19.0%       18.5%

    Operating profit                           1,501         116       1,477
    Operating profit margin                      2.3%        0.2%        2.2%

    AndersElite
    Revenues                                $ 61,595    $ 48,586    $ 58,340
    Gross profit                              16,175      11,927      15,324
    Gross profit margin                         26.3%       24.5%       26.3%

    Operating profit                           2,693       1,117       1,948
    Operating profit margin                      4.4%        2.3%        3.3%

    Todays Staffing
    Revenues                                $ 38,027    $ 39,454    $ 36,078
    Gross profit                               8,752       9,093       9,105
    Gross profit margin                         23.0%       23.0%       25.2%

    Operating profit                             672         724       1,218
    Operating profit margin                      1.8%        1.8%        3.4%

    Management Recruiters International
    Revenues                                $ 16,173    $ 15,744    $ 17,705
    Gross profit                               9,830       9,983      11,090
    Gross profit margin                         60.8%       63.4%       62.6%

    Operating profit                           3,318       3,279       3,750
    Operating profit margin                     20.5%       20.8%       21.2%



                                              For the three months ended
                                                March 31,         December 31,
                                                2007        2006        2006
    Engineering Solutions Revenue by
     Vertical (e):
     CDI Process and Industrial              $112,539    $100,216    $102,828
     CDI Aerospace                             18,129      22,806      18,980
     CDI Government Services                   16,552      14,148      15,289
     CDI Life Sciences                          3,749       2,218       3,527

    Total Engineering Solutions Revenue      $150,969    $139,388    $140,624


    (a) Current quarter combined with the three preceding quarters' net earnings divided by the average shareholders' equity.

    (b) Current quarter combined with the three preceding quarters' pre-tax earnings divided by the average net assets. Net assets include total assets minus total liabilities excluding cash and income tax accounts.

    (c) Year-over-year change in operating profit divided by year-over-year change in revenue.

    (d) As noted in the fourth quarter 2006 earnings press release, CDI will now report on five business units reflecting the new operating structure in place January 1, 2007. Under the new structure, CDI will now report CDI Engineering Solutions and CDI IT Solutions. For comparative purposes, the Company has revised the reporting segments' 2006 data for these two segments.

    (e) The Company has revised the reporting segments' prior year revenue for Engineering Solutions for comparative purposes.

SOURCE  CDI Corp.
    -0-                             04/26/2007
    /CONTACT: Vincent Webb, Vice President, Corporate Communications & Marketing, +1-215-636-1240, Vince.Webb@cdicorp.com, or Mark Kerschner, Chief Financial Officer, +1-215-636-1105, Mark.Kerschner@cdicorp.com, both of CDI Corp./
    /Web site:  http://www.cdicorp.com /
    (CDI)